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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

January 28, 1997

Cadence Design Systems, Inc.
2655 Seely Road
Building 5, M55B2
San Jose, CA 95134

RE:  CADENCE DESIGN SYSTEMS, INC.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cadence Design Systems, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the Offering of 700,000 shares of the Company's Common Stock (the "Shares"), with a par value of $0.01, upon exercise of options ("Options") granted pursuant to an option agreements dated July 20, 1988 and April 26, 1993 each, as amended on January 22, 1997, between Joseph B. Costello and the Company, in accordance with the Company's 1987 Stock Option Plan.

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity of originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, issuable upon exercise of the Options, when issued in accordance with the terms of such Options, will be duly authorized, validly issued, fully paid and nonassessble.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/S/ JULIA L. DAVIDSON

Julia L. Davidson